Exhibit 99.1
WESTERN GAS PARTNERS, LP PROMOTES
SINCLAIR TO CEO
Gwin Continues as Chairman of the Board
     HOUSTON, Jan. 14, 2010 — Western Gas Partners, LP (NYSE: WES) today announced that Donald R. Sinclair has been promoted to Chief Executive Officer of its general partner. Sinclair continues as President and succeeds Robert G. Gwin, who will continue in his role as Chairman of the Board.
     “Don has quickly assumed a day-to-day leadership role since joining our executive team and Board in October of last year,” said Gwin. “His unique mix of proven leadership skills and extensive industry knowledge will enable him to advance Western Gas’ growth and deliver significant unitholder value. I look forward to working with him closely as we continue to execute our strategy.”
     Prior to joining Western Gas Partners, LP as President of its general partner in October 2009, Sinclair was a founding partner and served as President of Ceritas Energy, LLC, a midstream energy company headquartered in Houston with operations in Texas, Wyoming and Utah. Sinclair has approximately 30 years of experience in the midstream, marketing, trading, and risk management areas of the energy industry.
     “I am very excited about this opportunity to lead the outstanding executive team at Western Gas as we work to continue to deliver a strong track record of performance for our unitholders,” said Sinclair.
Western Gas Partners, LP is a growth-oriented Delaware limited partnership formed by Anadarko Petroleum Corporation (NYSE: APC) to own, operate, acquire and develop midstream energy assets. With midstream assets in East and West Texas, the Rocky Mountains and the Mid-Continent, the Partnership is engaged in the business of gathering, compressing, treating, processing and transporting natural gas for Anadarko and other producers and customers. For more information about Western Gas Partners, please visit www.westerngas.com.
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Western Gas Partners, LP Contact:
Chris Campbell, CFA, chris.campbell@westerngas.com, 832.636.6012